Exhibit 10.3

EXECUTION VERSION

TAX SHARING AGREEMENT

Between

ABBOTT LABORATORIES

on behalf of itself

and the ABBOTT AFFILIATES

and

ABBVIE INC.

on behalf of itself

and the ABBVIE AFFILIATES

This Tax Sharing Agreement (the “Agreement”) is entered into as of the 31st day of December, 2012, between Abbott Laboratories (“Abbott”), an Illinois corporation, and AbbVie Inc. (“AbbVie”), a Delaware corporation.

R E C I T A L S:

WHEREAS, the board of directors of Abbott has determined that it is appropriate and advisable to: (i) separate Abbott’s research-based pharmaceuticals business (the “PPD business” or “Transferred Business”) from Abbott’s remaining businesses (the “Separation”), which will include the transfer of the assets (including interests in intangible assets and stock of subsidiaries) used in connection with the PPD business to AbbVie (the “Contribution”); and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of common shares, without par value, of Abbott of all of the outstanding shares of common stock, par value $0.01 per share, of AbbVie owned by Abbott (the “Distribution”) (the date of such Distribution, the “Distribution Date”); and

WHEREAS, Abbott and AbbVie intend that the Contribution and Distribution and certain other transactions effected as part of the Separation qualify as Tax-free under Sections 355 and 361 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as of the date hereof, Abbott is the common parent of an affiliated group of domestic corporations, including AbbVie, that has elected to file consolidated U.S. federal income Tax Returns and, as a result of the Distribution, neither AbbVie nor any of its Affiliates will be a member of such group after the close of the Distribution Date;

WHEREAS, certain Tax liabilities will be incurred in connection with the transactions involved in the Separation, Contribution and Distribution, including transactions occurring after the Effective Date;

WHEREAS, Abbott and AbbVie desire to allocate the responsibilities for various Taxes described in the fourth WHEREAS clause and to provide for certain additional Tax matters;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, Abbott and AbbVie (each on behalf of itself, each of its Affiliates as of the Effective Time, and its future Affiliates) hereby agree as follows:

ARTICLE I.    DEFINITIONS

Section 1.01         Definitions.  Reference is made to Section 5.14 of this Agreement regarding the interpretation of certain words and phrases used in this Agreement.

Capitalized terms used in this Agreement and not defined in this Section 1.01 shall have the meanings assigned to them in the Distribution Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Abbott” has the meaning set forth in the Preamble.

“Abbott Group” means Abbott and all Affiliates of Abbott other than any member of the AbbVie Group.

“Abbott Park Lease” means the Abbott Park Lease Agreement regarding Abbott Park entered into by and between Abbott and AbbVie in connection with the Separation as the same may be amended.

“AbbVie” has the meaning set forth in the Preamble.

“AbbVie Group” means AbbVie and all Affiliates of AbbVie other than members of the Abbott Group.

“Affiliate” has the meaning set forth in the Distribution Agreement.

“Accounts Payable U.S. Services BSP Transition Services Lead Sheet” means the Accounts Payable U.S. Services BSP Transition Services Lead Sheet attached to the U.S. Transition Services Agreement.

“After-Tax Amount” means, with respect to any payment under this Agreement, an additional amount necessary to reflect the increase in Tax that would result from the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Tax periods, whether or not an actual increase occurs, and reflecting any Tax savings available to the recipient.

“Agreement” has the meaning set forth in the Preamble.

“Code” has the meaning ascribed to such term in the second WHEREAS clause hereof.

“Contribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Corresponding Portion of the Tax Detriment” means the product of the Tax Detriment and a fraction the numerator of which is the amount of the related Tax Benefit for a taxable period and the denominator of which is the sum of the related Tax Benefits for all of the relevant taxable periods.

“Covered Transaction Tax” has the meaning ascribed to such term in Section 3.01(a).

“Determination” means (i) with respect to U.S. federal income Tax, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to a Tax other than U.S. federal income Tax, any final determination of liability for such Tax that, under applicable law, is not subject to further appeal, review, or modification through proceedings or otherwise, (ii) the expiration of a statute of limitations for making an assessment or filing a claim of refund, or (iii) the payment of, or incurring liability for, Tax with respect to which the Party paying or incurring such Tax determines that no action should be taken to recoup such payment or contest such liability, provided that such Party is responsible for such Tax under this Agreement.

“Distribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Distribution Agreement” means the Separation and Distribution Agreement entered into by and between Abbott and AbbVie as the same may be amended.

“Distribution Date” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“EMA” means the Employee Matters Agreement, as set forth in the Distribution Agreement.

“Effective Time” has the meaning set forth in the Distribution Agreement.

“Employment Taxes” means withholding, payroll, social security, workers compensation, unemployment, disability, and other similar taxes imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Expense Reporting Position” has the meaning ascribed to such term in Section 4.02(i).

“Foreign Tax Credit Reporting Position” has the meaning ascribed to such term in Section 4.02(g)(ii).

“Governmental Authority” has the meaning set forth in the Distribution Agreement.

“ICO Agreement” means any of the International Commercial Operations Agreements, as set forth in the Distribution Agreement.

“Income Reporting Position has the meaning ascribed to such term in Section 4.02(g)(ii).

“Indemnified Party” has the meaning ascribed to such term in Section 5.17(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 5.17(a).

“Internal Distribution” has the meaning ascribed to such term in Section 3.01(b).

“IRS” means the United States Internal Revenue Service.

“Other Tax Ruling” means each ruling (other than the Private Letter Ruling) issued by a Tax Authority pursuant to a ruling request filed on behalf of Abbott and/or an Abbott Affiliate prior to the Effective Date with respect to a transaction or transactions undertaken in connection with the Separation, Contribution and Distribution, together with all supplemental filings and exhibits thereto.

“Other Transaction” has the meaning ascribed to such term in Section 3.01(a).

“Parties” means the parties to this Agreement.

“Payment Reporting Position” has the meaning ascribed to such term in Section 4.02(g)(ii).

“Person” has the meaning set forth in the Distribution Agreement.

“Plan Reporting Position” has the meaning ascribed to such term in Section 4.02(j).

“Post-Distribution Period” means any taxable period or portion of a taxable period beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period or portion of a taxable period ending on or before the Distribution Date.

“Prime Rate” has the meaning set forth in the Distribution Agreement.

“Private Letter Ruling” means the private letter ruling issued by the IRS on October 25, 2012, in connection with the Separation, Contribution, Distribution, and related transactions, including the request for such rulings together with all supplemental filings and exhibits thereto submitted to the IRS on behalf of Abbott or its subsidiaries in connection therewith.

“Remitting Party” has the meaning ascribed to such term in Section 5.17(b).

“Responsible Party” has the meaning ascribed to such term in Section 5.17(b).

“Section 355(e) Event” has the meaning ascribed to such term in Section 3.01(b).

“Separation” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Specified Action” has the meaning ascribed to such term in Section 4.02(b).

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means the reduction in Tax that should result from any item of loss, deduction (including from depreciation or amortization), or credit (or any other item), whether or not an actual reduction in Tax occurs, including any interest with respect thereto or interest that would have been payable but for such item, net of any Tax on such interest.  For purposes of calculating the amount of any Tax Benefit, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining any Tax (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means the increase in Tax that should result from any item of income or gain (or any other item), whether or not an actual increase in Tax occurs, including any interest with respect thereto, net of any Tax savings attributable to such interest.  For purposes of calculating the amount of any Tax Detriment, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Opinion” means the opinion on the United States federal income taxation of certain matters involved in the Separation and the Distribution provided by Baker McKenzie LLP to Abbott.

“Tax Package” means the information and documents in the possession of the AbbVie Group that are reasonably necessary for the preparation of a Tax Return of the Abbott Group with respect to a Pre-Distribution Period, assembled in all material respects in accordance with the standards that Abbott has heretofore applied to divisions and Affiliates.

“Tax Records” means all records relating to any Tax, including without limitation Tax Returns, journal vouchers, cash vouchers, general ledgers, material contracts, Tax Return workpapers and schedules, appraisal reports, authorizations for expenditures, and documents relating to rulings or other Determinations by any Tax Authority.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Third Party” has the meaning set forth in the Distribution Agreement.

“U.S. Payroll Processing & Services BSP Transition Services Lead Sheet” means the U.S. Payroll Processing & Services BSP Transition Services Lead Sheet attached to the U.S. Transition Services Agreement.

“U.S. Transferred Employee” has the meaning set forth in the EMA by and between Abbott and AbbVie.

“U.S. Transition Services Agreement” means the U.S. Transition Services Agreement set forth in the Distribution Agreement.

ARTICLE II.    RESPONSIBILITY FOR TAX

Section 2.01         Responsibility for Tax.

(a)        Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EMA with respect to Employment Taxes, Abbott shall be responsible for, and shall indemnify and hold harmless the AbbVie Group from any liability for (i) any Tax imposed by any Tax Authority on Abbott or an Abbott Affiliate, including AbbVie and all AbbVie Affiliates, for any Pre-Distribution Period, except (x) any Covered Transaction Tax for which AbbVie is responsible under Section 3.01(b) and (y) any non-income Tax imposed on AbbVie or any AbbVie Affiliate for such period; (ii) notwithstanding Section 2.01(a)(i)(y), any Tax (other than an income Tax)  imposed on Abbott or any Abbott Affiliate arising from, or attributable to, any transfer of assets or liabilities in the Separation and including such transfers contemplated to occur after the Effective Time except to the extent recoupable by AbbVie or any AbbVie Affiliate, (iii) notwithstanding Section 2.01(a)(i)(y), any Employment Taxes imposed on Abbott or any Affiliate arising as a transferee of employees of AbbVie or any AbbVie Affiliate in connection with the Separation, and (iv) any Tax imposed by any Tax Authority on any member of the Abbott Group for any Post-Distribution Period.

(b)        Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EMA with respect to Employment Taxes, AbbVie shall be responsible for, and shall indemnify and hold harmless the Abbott Group from any liability for (i) any Tax imposed by any Tax Authority on AbbVie or an AbbVie Affiliate for any Post-Distribution Period; (ii) any Covered Transaction Tax for which AbbVie is responsible under Section 3.01(b); (iii) any non-income Tax imposed on AbbVie or any AbbVie Affiliate for any Pre-Distribution Period, including Employment

Taxes imposed on AbbVie or any AbbVie Affiliate as a transferee of employees of Abbott or any Abbott Affiliate in connection with the Separation, (iv) any Tax (other than an income Tax) imposed on AbbVie or any AbbVie Affiliate arising from, or attributable to, any transfer of assets or liabilities in the Separation and including such transfers contemplated to occur after the Effective Time except to the extent recoupable by Abbott or any Abbott Affiliate, and (v) any Tax imposed on Abbott or an Abbott Affiliate as a result of an action undertaken, or a failure to act, by AbbVie or an AbbVie Affiliate after the Effective Time (other than described in Section 2.01(d)).

(c)        The responsibility for any Tax incurred in a Straddle Period by any member of the AbbVie Group shall be allocated between the Pre-Distribution Period and the Post-Distribution Period as if such member closed its financial accounting records as of the Effective Time and determined the Tax attributable to the Pre-Distribution Period by applying the method of tax accounting that has historically been used for the business of such member.

(d)        With respect to a Deferred AbbVie Local Business:  (i) the U.S. federal income Tax treatment of payments under any ICO Agreement is described in Section 4.02(g)(i); (ii) the U.S. federal income Tax treatment of the income of the Deferred AbbVie Local Business while it is held by Abbott or any Abbott Affiliate following the Distribution Date is described in Section 4.20(g)(ii); (iii) the responsibility for transfer Taxes arising or attributable to the transfer of a Delayed AbbVie Local Business to AbbVie or an AbbVie Affiliate following the Distribution Date is addressed in Section 2.01(a) and (b); and (iv) the responsibility for, and allocation of, non-U.S. income Taxes arising from the transfer of the assets and liabilities of a Delayed AbbVie Local Business to AbbVie or an AbbVie Affiliate (or other disposition thereof) is set forth in the ICO Agreements.

Section 2.02         Refunds, Tax Benefits, and Other Allocations

(a)        Refunds and Carrybacks.

(i)         Abbott Refunds.  Except as provided in Section 2.02(a)(iv) below, Abbott shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which Abbott is responsible under Section 2.01.

(ii)        AbbVie Refunds.  AbbVie shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which AbbVie is responsible under Section 2.01.

(iii)       Payment of Refunds.  Except as provided in Section 2.02(a)(iv), AbbVie shall forward to Abbott, or reimburse Abbott for, any refunds due

Abbott (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds), and Abbott shall forward to AbbVie, or reimburse AbbVie for, any refunds due AbbVie (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds).  In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement with respect to such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited.  Any payment required to be made pursuant to this Section 2.02(a)(iii) shall be made within thirty (30) days of the receipt of the refund.  If Abbott reasonably so requests, AbbVie, at Abbott’s expense, shall file for and pursue any refund to which Abbott is entitled under this Section 2.02(a).  If AbbVie reasonably so requests, Abbott, at AbbVie’s expense, shall file for and pursue any refund to which AbbVie is entitled under this Section 2.02(a).  The Party making a payment pursuant to this Section 2.02(a)(iii) must deliver with the payment a statement describing in reasonable detail the basis for the calculation of the amount being paid.

(iv)       Carrybacks.

1)         The AbbVie Group shall be entitled to any refund of Abbott’s Tax for a Pre-Distribution Period resulting from carrying back any item of loss, deduction or credit that arises in any Post-Distribution Period of AbbVie or member of the AbbVie Group only to the extent that (A) Abbott or the relevant Abbott Affiliate has no item of loss, deduction, or credit that can be carried back to such taxable period and (B) such carryback does not have a material adverse impact on Abbott, as reasonably determined by Abbott.  If Abbott receives any such refund, it shall pay the portion thereof to which AbbVie is entitled within thirty (30) days of the later of (C) a Determination with respect to Abbott’s Tax for such Pre-Distribution Period or (D) a Determination with respect to AbbVie’s Tax for the Post-Distribution Period that gave rise to the refund received by Abbott; PROVIDED, HOWEVER, that if AbbVie provides Abbott with a letter of credit in a form reasonably acceptable to Abbott and issued by a major money center commercial bank reasonably acceptable to Abbott not expiring before the later of clause (C) or (D) of this Section 2.02(a)(iv)(1), then Abbott shall pay to AbbVie that portion of the refund covered by the letter of credit no later than thirty (30) days after receipt of the refund or of the letter of credit, whichever is later.

2)         If AbbVie has a loss or other Tax attribute for any Post-Distribution Period that is to be carried back to any Pre-Distribution Period, AbbVie shall notify Abbott that such item should be carried back.  Such notification shall include a description in reasonable detail of the grounds for the refund and the amount thereof, and a certification by an appropriate officer of AbbVie setting forth AbbVie’s belief, based on a thorough examination of the facts and Tax law relating to the Tax treatment of such item, that (A) the Tax treatment of such item is supported by “substantial authority” within the meaning of Section 6662 of the Code (and the Treasury Regulations thereunder) or, where applicable, any analogous provision of state, local or foreign law and (B) the transaction has economic substance for purposes of Section 7701 of the Code and any analogous provision of state, local or foreign law.  Abbott, at AbbVie’s expense, shall cooperate with AbbVie in connection with the filing and processing of any AbbVie carryback and shall provide AbbVie with copies of all correspondence related thereto.

3)         If Abbott pays any amount to AbbVie under Section 2.02(a)(iv)(1) and, as a result of a subsequent Determination, AbbVie is not entitled to all or any part of such amount, Abbott shall notify AbbVie of the amount to be repaid to Abbott and provide a description in reasonable detail of the manner in which such amount was calculated.  AbbVie shall pay such amount to Abbott within thirty (30) days of such notification.

4)         Any payment required to be made by Abbott pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent from the date a refund is received by Abbott.  Any payment required to be made by AbbVie pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent beginning thirty (30) days after Abbott notifies AbbVie of the amount to be repaid.  Such interest shall be paid at the same time as the payment to which it relates.

(b)        Effect of Audit Adjustments.

Notwithstanding Section 2.01 —

(i)         Payments by AbbVie to Abbott.  Except as provided in Section 3.01(b), if as a result of a Determination, any adjustment shall be made to any Tax Return relating, in whole or in part, to Tax for which any member of the Abbott Group is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the Abbott Group for any taxable period and (y) a Tax Benefit to any member of the AbbVie Group for any Post-Distribution Period, then AbbVie shall pay to Abbott an amount equal to the lesser of the Tax Benefit for each taxable period and the Corresponding Portion of the Tax Detriment.  For the

avoidance of doubt, this Section 2.02(b)(i) shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by Abbott or any Abbott Affiliate from AbbVie or any AbbVie Affiliate, including but not limited to the Abbott Park Lease.  For purposes of determining the Tax Benefit:  (I) if the Tax Detriment is less than $10 million using, if applicable, the exchange rate on the date of the Determination, the Tax Benefit shall be calculated based solely on the Tax Benefit realized by the relevant AbbVie Group member directly affected by the Determination; (II) if the Tax Detriment is equal to or more than $10 million using, if applicable, the exchange rate on the date of the Determination, the Tax Benefit shall be calculated taking into account not only the Tax Benefit described in (I) but also any Tax Benefits or Tax Detriments realized by any other member of the AbbVie Group attributable to the Determination.

(ii)        Payments by Abbott to AbbVie.  If as a result of a Determination, any adjustment shall be made to any Tax Return relating, in whole or in part, to Tax for which any member of the AbbVie Group is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the AbbVie Group for any Post-Distribution Period and (y) a Tax Benefit to any member of the Abbott Group for any taxable period, then Abbott shall pay to AbbVie an amount equal to the lesser of the Tax Benefit for such taxable period and the Corresponding Portion of the Tax Detriment.  For the avoidance of doubt, this Section 2.02(b)(ii) shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by AbbVie or any AbbVie Affiliate from Abbott or any Abbott Affiliate.  For purposes of determining the Tax Benefit:  (I) if the Tax Detriment is less than $10 million using, if applicable, the exchange rate on the date of the Determination, the Tax Benefit shall be calculated based solely on the Tax Benefit realized by the relevant Abbott Group member directly affected by the Determination; and (II) if the Tax Detriment is equal to or more than $10 million using, if applicable, the exchange rate on the date of the Determination, the Tax Benefit shall be calculated taking into account not only the Tax Benefit described in (I) but also any Tax Benefits or Tax Detriments realized by any other member of the Abbott Group attributable to the Determination.

(iii)       Timing of Payments.  Any payment required to be made pursuant to this Section 2.02(b), shall be made the later of (x) thirty (30) days after the Determination that results in such payment pursuant to this Section 2.02(b) and (y) the earlier of (I) the due date of the Tax Return that includes the Tax Benefit that gives rise to the requirement for such payment and (II) the date the Tax Benefit is recognized in the financial statements of the Party making the payment.

(c)        Other Allocations

(i)         Research and Experimentation Credit Base Period.  Abbott shall reasonably make the allocations to AbbVie required under Section 41(f)(3) of the Code.  AbbVie agrees that it shall not file any Tax Return that is inconsistent with the amount of qualified research expenditures and gross receipts allocated to it by Abbott.

(ii)        Allocation of Earnings and Profits.  The allocation of earnings and profits between Abbott and AbbVie and between their Affiliates in the case of any Internal Distribution shall be reasonably determined by Abbott pursuant to Section 312(h) of the Code and the relevant Treasury Regulations under the Code.  A preliminary allocation of earnings and profits through December 31, 2012, shall be provided no later than forty-five (45) days after Abbott receives the allocation from the public accounting firm that prepares such allocation.

(iii)       Treatment of Tax Attributes.  Abbott shall in good faith advise AbbVie in writing of the portion, if any, of the Tax attributes, including overall foreign loss or consolidated, combined or unitary attributes, which Abbott determines shall be allocated or apportioned to the AbbVie Group under applicable Law. AbbVie and all members of the AbbVie Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that Abbott and AbbVie collectively agree to make such election. As soon as practicable after receipt of a written request from AbbVie, Abbott shall provide copies of any studies, reports, and workpapers supporting the Tax attributes, including earnings and profits, allocable to the AbbVie Group. For the absence of doubt, Abbott shall not be liable to AbbVie or any member of the AbbVie Group for any failure of any determination under this Section 2.02(c) to be accurate under applicable Law.

(iv)       Certain Section 59(e) Elections.  Abbott, in its sole discretion, may timely make or cause to be made an election pursuant to Section 59(e) of the Code to capitalize and amortize over ten years all or a portion of the qualified research and experimental expenditures of the Transferred Businesses reflected on the original Abbott federal consolidated income Tax Return for the 2012 tax year

(v)        Revised Allocations.  The allocations made under this Section 2.02(c) shall be revised by Abbott to reflect each subsequent Determination that affects such allocations for any Pre-Distribution Period.  Each revised calculation shall be provided to AbbVie within 120 days of the Determination to which the revision relates.

(vi)       Review of Allocations.  AbbVie shall have the right to review the accuracy, but not the methodology, of any allocation made under this Section 2.02(c).  AbbVie shall notify Abbott of any disagreement within forty-five (45) days of being notified of any allocation.  Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

Section 2.03         Option Deductions.  Solely the member of the Abbott Group or AbbVie Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of either group, was most recently employed, at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other incentive compensation of such individual described in Section 6.01(a) of the EMA, shall be entitled to claim any income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.  To the extent any Tax deduction that is described in the first sentence of this Section 2.03 and claimed by any member of the Abbott Group is disallowed to any and all members of the Abbott Group and a Tax Authority makes a Determination that a member of the AbbVie Group is entitled to such deduction, Abbott shall notify AbbVie of the receipt of such Determination, promptly after receipt thereof, and AbbVie shall pay to Abbott the lesser of the amount of its Tax Benefit and the amount of the corresponding Tax Detriment in accordance with Section 2.02(b).  To the extent any Tax deduction that is described in the first sentence of this Section 2.03 and claimed by any member of the AbbVie Group is disallowed to any and all members of the AbbVie Group and a Tax Authority makes a Determination that a member of the Abbott Group is entitled to such deduction, AbbVie shall notify Abbott of the receipt of such Determination, promptly after receipt thereof, and Abbott shall pay to AbbVie the lesser of the amount of its Tax Benefit and the amount of the corresponding Tax Detriment in accordance with Section 2.02(b).

Section 2.04         Tax Returns.

(a)        Except as provided in Section 2.04(b), Abbott shall prepare and timely file all Tax Returns for Pre-Distribution Periods for Abbott and all of its Affiliates, including AbbVie and all of its Affiliates, and all Tax Returns for Straddle Periods for all members of the Abbott Group.  In connection with each federal, state, local, and foreign Tax Return that is required under this Agreement to be filed by Abbott for taxable periods ending in 2012, AbbVie shall timely furnish to Abbott Tax information and documents as Abbott may reasonably request.  With respect to any information required to be provided by AbbVie pursuant to this Section 2.04(a), (i) Abbott shall utilize such information in the preparation of the appropriate Tax Returns as provided by AbbVie, except to the extent (a) AbbVie provides its prior written consent to change any such information, or (b) Abbott determines in good faith that such information is inaccurate or incomplete in a material respect, and (ii) AbbVie agrees to indemnify and hold harmless Abbott and its Affiliates from and against any cost, fine, penalty, or other expense of any kind attributable to the misconduct or negligence of AbbVie or any of its Affiliates in supplying

Abbott with inaccurate or incomplete information.  An appropriate officer of AbbVie shall provide a certification that, to such officer’s best knowledge and belief, any and all information provided pursuant to this Section 2.04(a) is accurate and complete.  If AbbVie fails to provide any information required by this Section 2.04(a) within the time period specified, Abbott may file the applicable Tax Returns based on the information available at the time such Tax Returns are due and AbbVie shall indemnify and hold harmless Abbott and its Affiliates from Taxes or other costs imposed on Abbott or any of its Affiliates but only to the extent resulting from AbbVie’s failure to provide such information in a timely manner.  In addition, AbbVie shall provide Abbott with all documents and information, and make available employees and officers of AbbVie and AbbVie Affiliates as Abbott reasonably requests to prepare and file any Tax Return for any Pre-Distribution Period or Straddle Period (including any claims for refunds described in Section 2.02(a)) or to conduct any Tax Contest with respect to any such Tax Return.  If AbbVie is responsible under Section 2.01 for a portion of any Tax reported on a Tax Return prepared under this Section 2.04(a) by Abbott, Abbott shall provide AbbVie with a copy of such Tax Return at least thirty (30) days prior to its due date.  AbbVie shall notify Abbott of any disagreement within 20 days of AbbVie’s receipt of such Tax Return.  Any dispute shall be resolved pursuant to the procedures provided by this Agreement.  AbbVie shall be solely responsible for preparing and timely filing all Tax Returns relating to non-income taxes of AbbVie or any AbbVie Affiliate for a Pre-Distribution Period and shall prepare and timely file all Tax Returns for Straddle Periods for all members of the AbbVie Group.  If Abbott is responsible under Section 2.01(a) for a portion of any Tax reported on a Straddle Period Tax Return for any member of the AbbVie Group, AbbVie shall provide Abbott with a copy of such Tax Return at least thirty (30) days prior to its due date.  Abbott shall notify AbbVie of any disagreement within 20 days of Abbott’s receipt of such Tax Return.  Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(b)        AbbVie shall not file (or allow any member of the AbbVie Group to file) any amended Tax Return for any Pre-Distribution Period other than a Tax Return relating to non-income Taxes of the AbbVie or any AbbVie Affiliate but only with the consent of Abbott, which consent shall not be unreasonably denied.

(c)        Abbott shall provide AbbVie with notice of any Tax election that Abbott intends to file for any member of the AbbVie Group on any Tax Return for any Pre-Distribution Period within forty-five (45) days before such Tax Return will be filed.  AbbVie shall have the right to review such elections and request, within 15 days of such notice, that an alternative election be made.  If Abbott reasonably determines that such alternative election will not result in any increased Tax liability or reduced Tax attribute of Abbott or any Abbott Affiliate, Abbott shall comply with such request.

Section 2.05         Cooperation, Exchange of Information, and Tax Records.

(a)        Cooperation and Exchange of Information.  Each Party shall provide to the other such cooperation and information as reasonably may be requested in connection with (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Tax or a right to a refund of Tax, or (iii) participating in or conducting any Tax Contest.  Such cooperation and information shall include providing copies of relevant Tax Records.  Each Party shall devote the personnel and resources necessary in order to carry out this Section 2.05(a) and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each Party shall carry out its responsibilities under this Section 2.05(a) charging to the other only the out-of-pocket costs actually incurred.  Any information obtained under this Section 2.05(a) shall be kept in strict confidence, with at least the same degree of care that applies to Abbott’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, except as otherwise may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  AbbVie shall execute all necessary or appropriate forms, including powers of attorney, reasonably requested by Abbott in connection with any action taken by Abbott pursuant to this Agreement.

(b)        Record Retention.  Each of Abbott and AbbVie shall retain all Tax Records in its possession as of the Effective Time relating to any Pre-Distribution Period that are relevant to the other Party for purposes described in Section 2.05(a) until such time as the other Party shall consent to the disposition of such Tax Records, which consent shall not be withheld unreasonably.

Section 2.06         Tax Contests.

(a)        Notice.  Each Party shall provide prompt notice to the other Party of any pending or threatened Tax audit, assessment, or proceeding, or other Tax Contest, of which it becomes aware, related to Tax for which it is indemnified by the other Party hereunder.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority with respect to any such matters.  If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Tax resulting from such assertion of Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the Indemnifying Party, then any amount that the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

(b)        Control of Tax Contests.

(i)         AbbVie.  AbbVie shall have full responsibility and discretion in conducting, including settling, any Tax Contest involving a Tax for which it is responsible under Section 2.01(b), except for any Tax Contest involving any Covered Transaction Tax for which AbbVie is responsible under Section 3.01(b).  AbbVie shall provide notice to Abbott and shall consult in good faith with Abbott in connection with any Tax Contest in which Abbott is required to make a payment to AbbVie under Section 2.02(b)(ii) or any Tax Contest in which the outcome is relevant to Abbott for any Pre-Distribution Period.

(ii)        Abbott.  Abbott shall have full responsibility and discretion in conducting, including settling, any Tax Contest involving (x) any Tax for which it is responsible under Section 2.01(a) or Section 2.01(d), and (y) any Covered Transaction Tax for which AbbVie is responsible under Section 3.01(b), except as provided in paragraph (iii) below.  Abbott shall consult in good faith with AbbVie in connection with any Tax Contest described in clause (y) of this Section 2.06(b)(ii).  Abbott shall provide notice to AbbVie and shall consult in good faith with AbbVie in connection with any Tax Contest in which AbbVie is required to make a payment to Abbott under Section 2.02(b)(i) or any Tax Contest in which the outcome is relevant to AbbVie for any Post-Distribution Period.

(iii)       Covered Transaction Taxes.  AbbVie shall have the right to participate in the conduct of a Tax Contest related to Covered Transactions Taxes as a result of the application of Section 355(e) of the Code if, and only if, (x) AbbVie has acknowledged in writing its liability for such Covered Transaction Tax, (y) AbbVie shall have provided Abbott with a letter of credit in a form reasonably acceptable to Abbott and issued by a major money center commercial bank reasonably acceptable to Abbott, not expiring before a Determination has occurred with respect to Abbott’s Tax for the Post-Distribution Period that gave rise to the Covered Transactions Tax at issue, and in an amount equal to the maximum amount of Covered Transaction Tax at issue in the Tax Contest and (z) no Tax Return of any member of the Abbott Group with respect to which any member of the Abbott Group may reasonably be viewed as having an actual or potential liability for any Tax not indemnified against by AbbVie is held open as a result of such Tax Contest.  Abbott shall not settle any Tax Contest described in this paragraph (iii) without the consent of AbbVie, which consent shall not be unreasonably withheld.

(c)        Election.  If as a result of an adjustment to Abbott’s Tax Return from a Tax Contest, an election is available under IRS Revenue Procedure 99-32, 1999-2 C.B. 296, (or successor guidance or regulations) that would allow an AbbVie Affiliate to transfer cash to AbbVie (or other AbbVie Affiliate) tax-free for U.S. federal income Tax purposes, such election shall be made by Abbott unless Abbott determines, in its sole discretion, that making such election will result in an adverse Tax consequence, including the loss of a Tax Benefit, for it or any of its Affiliates.

ARTICLE III.    TRANSACTIONS TAX

Section 3.01         Transactions Tax.

(a)        General.  Except as otherwise provided in Section 3.01(b), Abbott shall be responsible for, and shall indemnify and hold harmless the AbbVie Group from any and all (i) liabilities sustained by Abbott or AbbVie as a result of the Distribution failing to qualify as Tax-free to the Abbott shareholders pursuant to Section 355(a) of the Code, and (ii) federal, state, local, and foreign Tax imposed by any Tax Authority on Abbott or any Abbott Affiliate as a result of (x) the failure of any of the transactions described in the Private Letter Ruling or Tax Opinion (including each Internal Distribution) to be treated as provided in such ruling or opinion; (y) the failure of any of the transactions described in the Other Tax Rulings (each an “Other Transaction”) to be treated as provided in such rulings; and (z) the inclusion, or taking into account, of any income or gain by Abbott or its Affiliates (including any member of the AbbVie Group) under Treasury Regulations Section 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Separation and Distribution (each of subclauses (i) through (ii), a “Covered Transaction Tax”).

(b)        Inconsistent Acts and Events.  AbbVie shall be responsible for, and shall indemnify and hold harmless the Abbott Group from and against any liability for, any Covered Transaction Tax (including without limitation reasonable attorney fees and other costs incurred in connection therewith) or any other Tax resulting from (i) any breach by any member of the AbbVie Group of any of the representations or covenants under Article IV hereof, (ii) any Specified Action performed by any member of the AbbVie Group (whether or not Section 4.02(e) is complied with), (iii) any Section 355(e) Event with respect to AbbVie or an AbbVie Affiliate (whether or not such Section 355(e) Event is caused by a Specified Action), and (iv) any gain recognized or recapture of income (including under any gain recognition agreement entered into by Abbott or any Abbott Affiliate in accordance with Treasury Regulations Section 1.367(a)-8) in relation to an action, or failure to act, of a member of the AbbVie Group arising under any Tax Law.

A Section 355(e) Event with respect to AbbVie or a member of the AbbVie Group means any event, involving the stock of AbbVie or an AbbVie Affiliate or assets of any member of the AbbVie Group, that causes the Distribution or any distribution described in the Private Letter Ruling or Tax Opinion of the stock of foreign and U.S. subsidiaries for which rulings or opinions were requested (each an “Internal Distribution”) to be a taxable event to any member of the Abbott Group as the result of the application of Section 355(e) of the Code.

ARTICLE IV.    REPRESENTATIONS AND COVENANTS

Section 4.01         Representations.

(a)        Abbott represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion or that otherwise would result in a Covered Transaction Tax.

(b)        AbbVie represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion, or that otherwise would result in a Covered Transaction Tax.

(c)        Abbott represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion, or that otherwise would result in a Covered Transaction Tax.

(d)        AbbVie represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion or that otherwise would result in a Covered Transaction Tax.

(e)        AbbVie represents that, as of the date of this Agreement, neither it nor any of its Affiliates has entered into any agreement, understanding, arrangement, or substantial negotiation with respect to any transaction or event (including stock issuances, option grants, capital contributions, acquisitions, and changes in the voting power of any of its stock), that may cause Section 355(e) of the Code to apply to the Distribution or any Internal Distribution.

Section 4.02         Covenants.

(a)        Successor Employer.  Effective for all payments of wages and other compensation starting on and after the date of the Distribution, Abbott and AbbVie covenant and agree that Abbott will control the payments of wages and other compensation to all of the U.S. Transferred Employees and independent contractors as of 2013 and through the duration of Abbott’s obligations under the U.S. Payroll Processing & Services Lead Sheet and the Accounts Payable U.S. Services BSP Transition Services Lead Sheet, each of which are attached to the U.S. Transition Services Agreement, and Abbott shall assume responsibilities for performing required withholdings of Federal, state and local income Taxes and the employee share of FICA from all payments made by Abbott on behalf of AbbVie pursuant to this Section 4.02, coordinating with AbbVie’s designated brokers which handle exercises of stock options, vesting of restricted stock and other payments of stock compensation so as to ensure correct processing of withholdings and other payroll Taxes owed with respect to such compensation, calculating the employer’s share of payroll Taxes owed with respect to all such compensation, and depositing such Taxes under AbbVie’s Employer Identification Number (“EIN”).  Abbott and AbbVie further agree that, as part of its responsibilities for processing all such compensation, Abbott will file all Forms W-2 and other payroll tax forms for the U.S. Transferred Employees as of 2013 and for the duration of Abbott’s obligations under the U.S. Payroll Processing & Services BSP Transition Services Lead Sheet and the Accounts Payable U.S. Services BSP Transition Services Lead Sheet, will file all Forms 1099, where required, reporting all other payments to persons contracting with AbbVie, and will file all Forms 940, 941 and 945 and state or local equivalents of such forms, as required, under AbbVie’s name, address, and EIN.  AbbVie covenants and agrees to cooperate with the administration and implementation of these compensation payments and Tax deposit and filing procedures, and to reimburse Abbott both for all such payments of compensation and payroll taxes described above, and for Abbott’s costs of processing this compensation and filing these Tax Returns.  AbbVie further covenants and agrees to indemnify and reimburse Abbott for the costs of responding to any notices from any government authority, and for any additional Taxes, fines, interest and/or penalties imposed on Abbott with respect to any deficiencies in any deposits or filings made by Abbott in performing the compensation payment, withholding, depositing and Tax form filing functions described above.

(b)        Conduct.  AbbVie covenants and agrees that it shall not take, and it shall cause its Affiliates to refrain from taking, any action that reasonably may be expected to result in any increased Tax liability or reduced Tax attribute of any member of the Abbott Group.  This includes taking any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling, the Tax Opinion or the Other Tax Rulings (any such action, including any action referred to in Section 4.02(b)(i) through (iv), is referred to in this Agreement as a “Specified Action”).  Without limiting the foregoing:

(i)         Specified Actions.  Any time before the second anniversary of the Distribution Date, AbbVie shall not (and shall cause its Affiliates to not) (A) liquidate, merge, or consolidate with or into any corporation that was not already wholly owned by AbbVie or by a wholly owned subsidiary of AbbVie prior to such transaction; (B) issue any of its capital stock in one or more transactions, other than (i) issuances to employees, directors, or independent contractors in connection with the performance of services for AbbVie (that are not excessive by reference to the services performed) which issuances either (x) are with respect to the exercise of options of AbbVie that are substituted for Abbott options or (y) satisfy Safe Harbor VIII of Treasury Regulations Section 1.355-7(d) to not be treated for purposes of Section 355(e) of the Code to be part of a plan or series of related transactions that includes the Distribution or the Internal Distributions or (ii) issuances of stock that satisfy Safe Harbor IX of Treasury Regulations Section 1.355-7(d); (C) redeem, purchase, or otherwise reacquire any of its capital stock in one or more transactions; (D) change the voting rights of any of its stock; (E) issue any options to acquire AbbVie Shares other than options that satisfy Safe Harbor VIII of Treasury Regulations Section 1.355-7(e)(3)(ii); (F) sell, exchange, distribute, or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied on to satisfy Section 355(b) of the Code; or (G) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied on to satisfy Section 355(b) of the Code.  Notwithstanding the foregoing, clauses (A) through (E) of this Section 4.02(b)(i) shall not apply unless there are transactions described in such clauses any time before the second anniversary of the Distribution Date that result in one or more Persons acquiring directly or indirectly stock representing, in the aggregate, 25 percent or greater interest in AbbVie (as defined in Sections 355(d)(4) and 355(e) of the Code).  This Section 4.02(b)(i) and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

(ii)        No Inconsistent Actions.  Regardless of any change in circumstances, AbbVie covenants and agrees that it shall not take any action (and it shall cause its Affiliates to refrain from taking any action) that is inconsistent with any factual statements or representations in the Private Letter Ruling or the Other Tax Rulings on or before the second anniversary of the Distribution Date other than as permitted in this Section 4.02.  For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(iii)       Section 355(e).  Without in any manner limiting paragraph (i) or (ii) of Section 4.02(b), AbbVie covenants and agrees that, through the second anniversary of the Distribution Date, it shall refrain from entering into (and it shall cause its Affiliates to refrain from entering into) any agreement, understanding, arrangement, or substantial negotiation with respect to any transaction or event (including stock issuances, option grants, capital contributions, acquisitions, or changes in the voting power of any of its stock), that could reasonably be expected to cause Section 355(e) of the Code to apply to the Distribution or any Internal Distribution.

(c)        Amended or Supplemental Rulings.  AbbVie covenants and agrees that it shall refrain from filing, and it shall cause its Affiliates to refrain from filing, a request for any amendment or supplement to the Private Letter Ruling or the Other Tax Rulings subsequent to the Distribution Date without the consent of Abbott, which consent shall not be withheld unreasonably.

(d)        Tax Returns.  Each of Abbott and AbbVie covenants and agrees that it shall refrain from taking, and it shall cause its Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with (i) the Tax treatment of the transactions provided by the Private Letter Ruling or Tax Opinion, (ii) the External and Internal Contributions qualifying for Tax-free treatment under Section 361, (iii) the Tax treatment of the transactions provided by the Other Tax Rulings, (iv) the allocation of the benefits and burdens of AbbVie assets and liabilities pursuant to Sections 2.03 and 2.04 of the Distribution Agreement, (v) the reporting positions set forth in Section 4.02(g) of this Agreement regarding the ICO Agreement, or (vi) the documents effecting any transaction undertaken in connection with the Separation that is not addressed by the Private Letter Ruling, any Other Tax Ruling or Tax Opinion.

(e)        Exception.  Notwithstanding the foregoing, AbbVie shall be permitted to take an action inconsistent with Section 4.02(b), if, prior to taking such action, AbbVie provides notification to Abbott of its plans with respect to such action and promptly responds to any inquiries by Abbott following such notification, and (unless Abbott agrees otherwise in writing) either:

(i)         In the case of the Distribution or any Internal Distribution, AbbVie obtains a supplemental ruling with respect to the action from the Internal Revenue Service that is reasonably satisfactory to Abbott (except that AbbVie shall not submit any supplemental ruling request if Abbott determines in good faith that filing such request could have a materially adverse effect on Abbott), on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Private Letter Ruling,

(ii)        In case of the Distribution or any Internal Distribution, AbbVie obtains an opinion, reasonably acceptable to Abbott, of an independent nationally recognized Tax counsel, reasonably acceptable to Abbott, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Private Letter Ruling or the Internal Distributions, or

(iii)       In case of the Other Transactions, AbbVie obtains:

(a)        a supplemental ruling with respect to the action from the relevant Tax Authority that is reasonably satisfactory to Abbott (except that AbbVie shall not submit any supplemental ruling request if Abbott determines in good faith that filing such request could have a materially adverse effect on Abbott or any of its Affiliates), or

(b)        an opinion, reasonably acceptable to Abbott, of an independent Tax counsel, reasonably acceptable to Abbott, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Other Tax Rulings.

Notwithstanding anything to the contrary in this Agreement, AbbVie shall be responsible for, and shall indemnify Abbott and hold Abbott harmless from, any Covered Transaction Tax resulting from a Specified Action of AbbVie or any of AbbVie’s Affiliates, regardless of whether the exception of this Section 4.02(e) is satisfied with respect to such act.

(f)         Duty to Mitigate Recognition or Recapture of Income. Prior to any event that may result in recognition or recapture of income (including under any gain recognition agreement entered into pursuant to Treasury Regulations Section 1.367(a)-8), Abbott and AbbVie shall use (and shall cause the members of the Abbott Group and AbbVie Group, respectively, to use) all commercially reasonable efforts to eliminate such gain recognition or recapture of income or otherwise avoid or minimize the impact thereof to the other party, including by the execution of an appropriate gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(g)        ICO Agreement

(i)         Deferred AbbVie Local Business.  A payment made under an ICO Agreement in connection with the transfer and acquisition of a Deferred AbbVie Local Business by AbbVie or an AbbVie Affiliate following the Distribution Date and the corresponding payment by Abbott or an Abbott Affiliate to AbbVie or an AbbVie Affiliate shall be characterized for U.S. income Tax purposes and on any related Tax Return as the purchase by Abbott or the relevant Abbott Affiliate, as the case may be, of the Deferred AbbVie Local Business of the Abbott Affiliate operating such business following the Distribution Date in exchange for such Abbott Affiliate transferring the Deferred AbbVie

Local Business to the AbbVie Affiliate (the “Reporting Position”) occurring on the Distribution Date.  The Parties agree that if a Tax Authority challenges the Reporting Position, the Parties will jointly defend such position until a Determination.  If the Determination with respect to such challenge does not confirm the Reporting Position, the Party receiving a Tax Benefit as a result of such Determination shall pay the amount of such Tax Benefit to the other Party incurring a Tax Detriment as a result of such Determination, if any, under the principles of Section 2.02(b) hereof but in no event exceeding the amount of such Tax Detriment.

(ii)        Other Payments and Income.  The payment by Abbott or any Abbott Affiliate or by AbbVie or any AbbVie Affiliate under Section 2.05 or Section 2.06 of any ICO Agreement shall be characterized for U.S. income Tax purposes, as paid by or received by Abbott or any Abbott Affiliate in its capacity as agent of AbbVie or any AbbVie Affiliate with respect to the Deferred AbbVie Local Business (the “Payment Reporting Position”).  AbbVie or the relevant AbbVie Affiliate shall account for the net income of the Deferred AbbVie Local Business following the Distribution Date for U.S. federal income Tax purposes and on the relevant U.S. federal income Tax Returns and Abbott or the relevant Abbott Affiliate shall not report such income for purposes of filing their U.S. federal income Tax Returns (the “Income Reporting Position”).  Any foreign Taxes paid with respect to the income of the Deferred AbbVie Local Business shall be, for all U.S. income Tax purposes, for the account of AbbVie or the relevant AbbVie Affiliate and Abbott or the relevant AbbVie Affiliate shall not claim such foreign income Taxes for U.S. income Tax purposes on any Tax Return (the “Foreign Tax Credit Reporting Position”).  The Parties further agree to defend the Payment Reporting Position, the Income Reporting Position and the Foreign Tax Credit Reporting Position if challenged by the IRS until a Determination.  If the Determination does not confirm the relevant position, and such Determination results in a Tax Detriment to a Party and a Tax Benefit to the other Party, the Party receiving the Tax Benefit shall pay the amount of such Tax Benefit to the other Party incurring the Tax Detriment under the principles of Section 2.01(b) hereof but in no event exceeding the amount of such Tax Detriment.

(h)        Other Tax Liabilities.  If following the Separation, one Party (or any of its Affiliates) incurs and pays a Tax liability that under this Agreement is properly for the account of the other Party (or any of its Affiliates) (including with respect to product sales attributable to the other Party under such agreement but allocated to the first mentioned party under local Tax law), the other Party shall pay the Tax Detriment incurred by the first mentioned Party on account of such item under the principles set out in Section 4.02(g) (including with respect to the treatment of related foreign tax credits).

(i)         Certain Expenses.  Notwithstanding any other provisions in this Agreement, the other Ancillary Agreements and the Distribution Agreement, if one Party is required under Section 9.09(b)(ii) of the Distribution Agreement to pay an amount to the other Party, the Parties agree that such payment shall be reported for Tax purposes as follows:  (i) the other Party shall take such payment made by first mentioned Party into income on all relevant Tax Returns; and (ii) the first mentioned Party shall deduct such payment on all relevant Tax Returns (together, the “Expense Reporting Position”).  The Parties agree that if a Tax Authority challenges the Expense Reporting Position, the Parties will jointly defend such position until a Determination.  If the Determination with respect to such challenge does not confirm the Expense Reporting Position, the Party receiving a Tax Benefit as a result of such Determination shall pay the amount of such Tax Benefit to the other Party incurring a Tax Detriment as a result of such Determination, if any, under the principles of Section 2.02(b) hereof but in no event exceeding the amount of such Tax Detriment.

(j)         Pension Plans.  With respect to any amount paid by either Abbott or AbbVie to, or in connection with, any defined benefit pension plan or any trust or other funding arrangement with respect to a defined benefit pension plan following the effective time of the Distribution, the paying Party shall be treated for all federal and other Tax purposes as having made the payment on its own behalf and the Parties shall file all Tax Returns consistent with such treatment (the “Plan Reporting Position”).  The Parties agree that if a Tax Authority challenges the Plan Reporting Position, the Parties will jointly defend such position until a Determination.  If the Determination with respect to such challenge does not confirm the Plan Reporting Position, the Party receiving a Tax Benefit as a result of such Determination shall pay the amount of such Tax Benefit to the other Party incurring a Tax Detriment as a result of such Determination, if any, under the principles of Section 2.02(b) hereof but in no event exceeding the amount of such Tax Detriment.

Section 4.03         No Continuing Liability for Former Members.

(a)        Abbott Affiliates.  If an Abbott Affiliate ceases to be a member of the Abbott Group as a result of a sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by Abbott is the stock of Abbott or an Abbott Affiliate, the departing Abbott Affiliate shall be released from its obligations under this Agreement upon its departure from the Abbott Group.

(b)        AbbVie Affiliates.  If an AbbVie Affiliate ceases to be a member of the AbbVie Group as a result of a sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by AbbVie is the stock of AbbVie or an AbbVie Affiliate, the departing AbbVie Affiliate shall be released from its obligations under this Agreement upon its departure from the AbbVie Group; provided, however, that no member of the

AbbVie Group shall be released from any obligations under Section 2.01(b)(ii) hereof unless approved in writing by Abbott, which approval shall not be unreasonably withheld.

ARTICLE V.    MISCELLANEOUS PROVISIONS

Section 5.01         Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b)        Entire Agreement.  Except to the extent provided in an ICO Agreement, this Agreement and the Distribution Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  It is the intention of the Parties that the Conveyance and Assumption Instruments shall be consistent with the terms of this Agreement.  In the event of any conflict between the Conveyance and Assumption Instruments and this Agreement, the provisions of this Agreement shall control.  The Parties agree that the Conveyance and Assumption Instruments are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Abbott, any Abbott Affiliate, AbbVie or any AbbVie Affiliate from those contained in this Agreement.

(c)        Corporate Power.  Abbott represents on behalf of itself and, to the extent applicable, each Abbott Affiliate and AbbVie represents on behalf of itself and, to the extent applicable, each AbbVie Affiliate as follows:

(i)         each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii)        this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)        Signatures and Delivery.  Each Party acknowledges that it and the other Party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause such Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 5.02         Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 5.03         Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a Change of Control of a Party, so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a Change of Control.

Section 5.04         Third Party Beneficiaries.  The provisions of this Agreement is solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, any rights or remedies hereunder; and there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.05         Notice.  All notices or other communications under this Agreement must be in writing and shall be deemed to be duly given: (a) when delivered in person; (b) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier; or (c) two days after deposit with a private express mail courier, in any such case addressed as follows:

If to Abbott:

Abbott Laboratories

100 Abbott Park Road

Building AP6D, Dept. 367

Abbott Park, IL 60064-6057

Facsimile: (847) 935-3346

Attention: Vice President, Taxes

With a copy to:

Abbott Laboratories

100 Abbott Park Road

Building AP6D, Dept. 364

Abbott Park, IL 60064-6020

Facsimile: (847) 937-3966

Attention: General Counsel

If to AbbVie:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Facsimile: (847) 935-3353

Attention: Vice President, Taxes

With a copy to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Facsimile: (847) 935-3294

Attention: General Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 5.06         Severability.  In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties.  Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.  To the extent permitted by applicable Law, each

Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 5.07         Force Majeure.  Neither Party shall be deemed in default of this Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 5.08         No Set Off.  Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

Section 5.09         Headings.  The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.10         Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 5.11         Affiliates.  Abbott shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an Abbott Affiliate and AbbVie shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an AbbVie Affiliate.

Section 5.12         Waivers of Default.  Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 5.13         Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties.  No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced.

Section 5.14         Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement shall be deemed to refer to this Agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms.  If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 5.15         Advisors.  Abbott has selected Baker & McKenzie and Wachtel, Lipton, Rosen & Katz as counsel in connection with the Distribution.  AbbVie acknowledges, for itself and each AbbVie Affiliate, that Baker & McKenzie and Wachtel, Lipton, Rosen & Katz are acting in the capacity as counsel to Abbott and as counsel to AbbVie, in connection with this Agreement and the provisions contemplated herein.

Section 5.16         Dispute Resolution.  Any and all disputes between Abbott and AbbVie arising out of any provision of this Agreement shall be resolved through the procedures provided in Section 7.01 of the Distribution Agreement.

Section 5.17         Payments.

(a)        Procedure for Requesting and Making Indemnification Payments.  On the occurrence of an event for which a Party is entitled to receive indemnification hereunder, such Party (the “Indemnified Party”) shall send the other Party (the “Indemnifying Party”) an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto.  Unless a provision in this Agreement specifically provides a different time for payment, the Indemnifying Party shall pay to the Indemnified Party any payment it owes to the Indemnified Party under this Agreement within thirty (30) days after the receipt of the invoice for such payment.

(b)        Procedure for Making Other Payments.  If a Party is responsible for any Tax under Section 2.01 (the “Responsible Party”) and such Tax must be remitted by the other Party (the “Remitting Party”), the Remitting Party shall send the Responsible Party an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto.  Unless a provision in this Agreement specifically provides a different time for payment, the Responsible Party shall pay to the Remitting

Party any payment it owes to the Remitting Party under this Agreement no later than thirty (30) days before the Remitting Party must remit the Tax to the appropriate Tax Authority.

(c)        Character of Payments.  For Tax purposes, the Parties agree to treat any payment pursuant to this Agreement in the same manner as a capital contribution by Abbott to AbbVie or an adjustment to the Contribution made in the last taxable period beginning before the Distribution (or corresponding treatment with respect to any Internal Distribution) and, accordingly, as not includible in the gross income of the recipient and not deductible by the payor to the extent allowed under Law.  If pursuant to a Determination it is determined that the receipt or accrual of any payment made under this Agreement is subject to any Tax, the Party making such payment shall be responsible for the After-Tax Amount with respect to such payment.  The failure of a Party to include an After-Tax Amount in a demand for payment pursuant to this Agreement shall not be deemed a waiver by the Party of its right to receive an After-Tax Amount with respect to such payment.

(d)        Interest on Late Payments.  Unless a provision in this Agreement specifically provides otherwise, any payment required to be made pursuant to this Agreement that is not made on or before the due date for such payment shall bear interest from the date after the due date to and including the date of payment at the Prime Rate plus two percent.  Such interest shall be paid at the same time as the payment to which it relates.  Any interest payable pursuant to this paragraph that is not paid when due shall bear interest at the Prime Rate plus two percent.

Section 5.18         No Duplication.  Any liability for indemnification under this Agreement shall be determined without duplication of recovery under the Distribution Agreement or any other Ancillary Agreement. Notwithstanding any other provision of this Agreement, if under a Conveyance and Assumption Instrument, (i) such agreement provides for indemnification of a Tax that is also provided for in Section 2.01(a) or Section 2.01(b), such agreement shall take precedence over this Agreement with respect to such indemnification and the relevant Party under such agreement shall bear primary responsibility for such indemnification and pay such indemnification to the other Party in accordance with the terms of such agreement and (ii) such agreement provides for the payment of a refund of Tax that is also provided for in Section 2.02(a), such agreement shall take precedence over this Agreement with respect to such refund and the relevant Party under such agreement shall pay such Tax refund to the other Party in accordance with the terms of such agreement.

Section 5.19         Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ABBOTT LABORATORIES		ABBVIE INC.

By:	/s/ Thomas C. Freyman	By:	/s/ Richard A. Gonzalez

Name:	Thomas C. Freyman	Name:	Richard A. Gonzalez
Title:	Executive Vice President, Finance	Title:	Chairman of the Board and
	and Chief Financial Officer		Chief Executive Officer

[Signature Page to Tax Sharing Agreement]